Exhibit 99.2

FY 2014 Q3 Earnings Release Conference Call Transcript

November 5, 2014

This transcript is provided by Stereotaxis, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. Stereotaxis, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

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William C. Mills, Stereotaxis Chief Executive Officer: Good day and thank you for joining us for a review of our third quarter 2014 performance. With me on the call today is Marty Stammer, our CFO. Following our prepared remarks, we will open up the call to questions.

Overall, we are pleased with our progress in the third quarter. By quarter end, we had accomplished several important milestones in major global markets and expanded our installed base with the completion of five new Niobe ES system deployments. These installs contributed to an 89% sequential improvement in system revenue and already have demonstrated a strong commitment to active utilization. Procedures grew year over year and our newest product enhancement, Ablation History, continued to improve operator performance. We also further narrowed the gap to breakeven through steadfast expense management, which resulted in our lowest reported operating expenses—$7.7 million – since our IPO in 2004.

Our team is fully committed to strengthening the fundamental drivers of our business brand expansion in key global markets, clinical adoption and significant product innovations while exercising fiscal discipline.

With respect to global markets, our development efforts in Japan are off to a solid start. In September, we secured our first order for the Niobe ES system from a leading hospital in Osaka, which will be fully reflected in revenue results following shipment and installation, and is expected to be complete in the first quarter of 2015. The hospital plans to situate the Niobe lab in a newly constructed, state-of-the-art facility, describing the project as a commitment to safer, better quality services through the latest innovations.

At the same time, we established a business office in central Tokyo under the leadership of a new Japan Business Director. Bringing 20 years of experience in sales, marketing and organizational management for Japan-based operations of global medical technology companies, the Business Director will guide our near-term priorities alongside our in-country distributors while developing long-term market goals to drive growth.

Consistent with these priorities, we are focused on closing additional sales opportunities in Japan, expanding our sales funnel, establishing Niobe reference sites to build clinical evidence and improving hospital reimbursement related to the Stereotaxis platform, part of which includes working toward additional product approval. In the third quarter, we submitted the application for our Odyssey solution in the Niobe lab to the Pharmaceuticals and Medical Devices Agency, Japan’s equivalent to the U.S. Food and Drug Administration. We also are preparing for regulatory submission of our Vdrive system.

When we look at the worldwide electrophysiology (EP) market, we see North America, Europe, China and Japan performing 90% of all EP procedures. Establishing a foothold in Japan has been a critical step in our global expansion into these larger market geographies, and we believe there is tremendous opportunity in Japan for the unique capabilities of our robotic navigation platform.

In the U.S., we received FDA clearance of our Vdrive system with V-Loop variable loop catheter manipulator, the second Vdrive product to enter the U.S. market. We anticipate action soon on our V-CAS catheter advancement system, which was submitted for review in June. With the launch of V-Loop in addition to V-Sono, U.S. physicians can now realize the potential of the Vdrive duo robotic navigation system, which can eliminate manual manipulation of the two most commonly repositioned diagnostic tools used during ablation procedures: variable loop and ICE catheters.

Also during the quarter, we installed two new Niobe ES system sites in the U.S., both serving the greater Denver area and representing our first programs in the state of Colorado. These systems have the opportunity to set a new standard for complex ablations among a population of approximately 3 million residents.

Our remaining three installs in the third quarter were completed in our EMEA region and include the largest EP site in Russia. Located in the third most populous city in Russia, the hospital has the highest EP ablation throughput in Russia – about 1,700 each year – and is active in clinical research and associated international publications. Since launch in September, the Niobe ES lab has averaged 2.5 procedures per day and been featured on major television networks eager to illuminate the story of the new, unique treatment option now available in Russia.

This site is a great example of what we hope to achieve with each launch of a Niobe system – a program that not only hits the ground running but maintains a steady pace of utilization. We are well aware of the importance of an effective launch process and have implemented new training techniques and clinical resources to ensure a strong start at each new account. Likewise, we have become more adept at targeting the most significant accounts and triaging adoption issues by understanding exactly where the physician is in the learning pathway, how the platform does and does not resonate with him or her and addressing any specific concerns. We also continue to leverage the experiences of proficient users in communicating and demonstrating the benefits of our system in particular patient cases. Our worldwide procedure volume, while down 6% on a sequential basis primarily due to the annual summer holidays in Europe, increased 2% year over year from the same quarter last year.

Just as we are focusing our energies on top global markets and select accounts in each, we are committed to aligning our resources with technology advancements that we believe will deliver long-term value to our customers and, ultimately, our shareholders. One such innovation, Ablation History, continues to demonstrate a positive impact on procedure efficiency, as well as some unexpected positive results.

Utilized in more than 1,300 procedures to date, physicians have seen a significant improvement in their ability to track therapy delivered during EP procedures with Ablation History. Rather than relying on a discrete point-by-point graphic representation of lesion-related data as is the case with existing approaches, Ablation History takes advantage of data visualization techniques to render an intuitively-accessible, continuous display of the power-time parameters used in characterizing ablation intensity. While the intent is to assist physicians in identifying gaps in lesion lines, many physicians are claiming that they are achieving first-pass isolation of the pulmonary veins more easily and reliably with Ablation History. In other words, rather than merely highlighting potential gaps, it is helping prevent gaps.

In the words of one physician, “By relying on the continuous and consistent contact that Niobe creates, Ablation History provides me the information I need to maximize the efficiency of ablation.” This past week, we released an enhanced version of Ablation History that allows physicians to more precisely control the display of Watt-seconds delivered. The next step is a clinical study on the Watt-seconds required to most effectively treat different locations of the heart anatomy.

With that, I would like to turn the call over to Marty to provide details of our third quarter 2014 financial results.

Martin C. Stammer, Stereotaxis Chief Financial Officer: Thanks, Bill, and good afternoon, everyone.

Revenue in the third quarter was $8.9 million, down 18% from $10.8 million in the year ago third quarter but up 10% sequentially from $8 million in the second quarter of 2014. System revenue of $2.2 million compared to $4.4 million in the third quarter of 2013 and $1.2 million in the second quarter of this year. During the third quarter, we recognized revenue of $900,000 on five Niobe ES system installations and one Niobe ES system upgrade, $1.1 million in Odyssey solution sales and $200,000 in Vdrive system sales.

New capital orders totaled $1.5 million compared to $600,000 in the second quarter and $1.8 million in the year ago third quarter. Orders included one Niobe ES system, an ES system upgrade and two Odyssey solutions. At quarter end, our active backlog was $6.0 million.

Recurring revenue was $6.7 million in the quarter compared to $6.4 million in the 2013 third quarter and $6.9 million in the 2014 second quarter. We believe our new, higher levels of recurring revenue are sustainable with continued progress in driving utilization and maintaining strong service revenue.

In the third quarter 2014, gross margin was $6.5 million, or 73.6% of revenue, compared to $7.3 million, or 67.7% of revenue, in the year ago quarter.

Operating expenses in the third quarter were $7.7 million compared to $8.4 million in the year ago period, an 8% improvement and our lowest reported operating expenses in 10 years. As Bill indicated, we are mindful of the strategic importance of every economic decision, which has created a culture of expense discipline and focused execution with the goal of continuing to narrow operating losses and generate the best return for our shareholders.

Operating loss in the third quarter was $(1.2) million compared to $(1.1) million in the third quarter of 2013. Interest expense was $800,000 compared to $7.6 million in the 2013 third quarter, which was primarily related to a one-time, non-cash expense on capital transactions in August 2013.

Net income for the third quarter of 2014 was $23,000, or less than 1 cent per share, compared to a net loss of $(56.9) million, or $(4.49) per share, reported for the third quarter of 2013. The 2013 third quarter included a non-cash, mark-to-market adjustment and accelerated amortization of convertible debt discount as a result of transactions with convertible note holders and other equity investors. Excluding this charge, the net loss for the 2013 third quarter would have been $(3.3) million, or $(0.26) per share. Excluding mark-to-market warrant revaluation, the net loss for the 2014 third quarter would have been $(2.0) million, or $(0.10) per share. The weighted average diluted shares outstanding for the third quarters of 2014 and 2013 totaled 20.5 million and 12.7 million, respectively.

On September 30, 2014, we had cash and cash equivalents of $8.7 million, compared to $10.6 million on June 30, 2014. In the third quarter, cash burn was $2.3 million compared to $1.6 million in the prior year quarter. During the quarter, we raised $500K through our previously announced ATM facility. At quarter end, total debt was $18.4 million, related to Healthcare Royalty Partners long-term debt.

I will now hand the call back to Bill.

Mr. Mills: Thanks, Marty.

As we move toward the end of 2014, we are pleased with the progress of our activities in Japan and with our opportunity to bring the Vdrive system to the U.S. Our global network is expanding, along with the clinical evidence accumulating around our path-breaking solutions for the EP market. We are using every tool at our disposal to more fully engage physicians on the superior performance of our platform. We will continue to enhance the efficacy, efficiency and usability of our technology, while working to achieve profitability and position the company for future growth.

Now, we will open up the call to your questions. Operator.

QUESTION AND ANSWER SECTION

Operator: Thank you. If you would like to ask a question, please signal by pressing *1 on your telephone key pad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that’s *1 and we do have our first question from Saroj Kalia with Northland Securities.

Suraj Kalia with Northland Securities: Gentlemen, good afternoon. Congrats on the quarter.

Mr. Mills: Thank you, Suraj. Good afternoon.

Mr. Kalia: So, Bill, I have a few directional questions, if I may. Now that you all have a business director in Japan and agreements with Hokushin and Medix, I know last quarter you had talked about, if I remember correctly, Japan being almost 40% of the U.S. procedure volume. What is the initial feedback you are getting? And I’m not specifically asking for guidance—I guess when we look at the next four to six quarters, what are your people on the ground, distributors and direct, telling you is “achievable”?

Mr. Mills: Suraj, it’s a good question, but one that I’m afraid we don’t yet have enough information to answer. You know, our installation won’t occur for a short while. That would be—it suffices to say at this point in time the unit is not installed and not operating, so we don’t yet have cases being performed and as a consequence, can make no estimation as to the velocity of the case volume that we’re likely to see, and we really aren’t in a position to ask for their opinions.

Our strategy, though, is to try to address this market by establishing—we’re looking at two exceptionally well-situated facilities that can serve as reference sites or centers of excellence to establish the paradigm in Japan as to how an enlightened user approaches the prospect of using Niobe in their complex cases, and we’re focusing our energies on those two accounts. We’ve announced one of them, obviously. We’ll hopefully be sharing with you further progress as we go forward and situating those two accounts, but our approach here is to make certain that centers of excellent quality, whose opinions will be respected and taken on board by other potential users in the community in Japan, will be well-situated and well-supported to have favorable case experience as they begin their operations and move forward into a sense of equilibrium.

When we get into that part of the experience curve with those folks, I think we and they both will be able to make better estimates, or really any informed estimates, at that point of what sort of a trajectory we might expect to see from those facilities. But we do know, as you pointed out, that although Japan is a substantial fraction—represents a substantial fraction—of the activity that the U.S. represents in terms of case volume, a site is a site and there are natural limits to utilization in a site because you can only use it for the time that it is physically available to you. So, with luck, what we’ll find is that we can approach the kind of utilization rates that I mentioned. We were very pleased to see in our recent start-up in Russia where we, as I think I said, more colloquially, hit the ground running and sustained these early high utilization rates which really approach the ceiling of throughput in a facility doing procedures of that sort, so we’re hoping to provide the same level of support in Japan and as a consequence, have the same very favorable experience when they do, in fact, start performing cases, which won’t be too long from now.

Mr. Kalia: Fair enough. Bill, I know it has just been a few weeks since you received the V-drive and V-Loop clearance. Any color you can shed from the field, in terms of utilization, in terms of clinical feedback? How it’s being perceived in the field?

Mr. Mills: Well, I guess the first thing I would say, Suraj, is that it works. I mean, those folks whose work flow benefits from having that capability either by itself or in tandem with the capacity to manipulate ICE catheters I think are entirely satisfied with the workability and usability of the device and of that option. The issue in every account will be does their workflow require or, or otherwise suggest that they would benefit from this type of additional or accessory capability. Some workflows will and some won’t. Some clinicians will rely very heavily on a loop device, as you know, and some may eschew those devices in favor of other approaches and strategies. So, in each case, this is going to be an account-by-account, workflow-by-workflow, really operator-by-operator at some level—kind of an analysis, but I guess the only thing that we’re in a position to tell you today is based on the limited experience that we’ve had to date which—will grow, of course, as we look forward—is that it works as advertised. It does what it’s intended to do and it provides that augmentation of workflow that will be valuable for many, but certainly not for all. It depends on the strategies that they employ to conduct their cases.

Mr. Kalia: Fair enough. And the last two from side and I’ll hop back in queue. One for you, Bill, and one for Marty. So Bill, just any color from a housekeeping perspective on procedure volume. Let’s say over the next two or three quarters. I presume this quarter was influenced by seasonality. And Marty, a question for you…Just in terms of looking out, how do you see gross margins? It was a pretty nice gross margin this quarter. I’m curious about any color you could shed, moving out a couple of quarters. And, I’m not specifically asking for guidance, just directional and improvements, so on and so forth. Thank you for taking my questions.

Mr. Stammer: Sure.

Mr. Mills: You’re welcome, Suraj. Maybe Marty can jump on the margin question first so we can come back to procedure volume.

Mr. Stammer: Yes. So, you’re right, we’re happy with the gross margins, right around 73%. I would expect that to continue going forward. The biggest determinant is going to be the distribution of mix between our recurring revenue and our system revenue. Traditionally, our recurring revenue has been in the 85% range and our system revenue has been in the 50% range. So, in a quarter like this we do see it north of 70%. If we were to see a greater percentage of our revenue in system revenue, that could bring it down slightly but we still expect it to be at least in the high 60% numbers, blended.

Mr. Mills: Yes. So, we’re very pleased with the margin mix. We will, as we expend system sales in any given quarter, it will attenuate slightly that overall margin. But, nevertheless, I think we’ve remained at very healthy levels, regardless of mix, but the mix does move around the number on us a little bit on the aggregate. Suraj, on the procedure volume trajectory, I would say, first of all, you are absolutely correct by noting the seasonality. The one true seasonality feature that is quite macroscopic, I think, in our calendar year experience each year, which is driven by the fact that there are significant holidays taken in Europe in the summer, and we experience this each year. To those of us in the States, we have to continue to remind ourselves that that holiday period is considerable over there and it absolutely does impact our volumes and because we have quite a considerable level of activity in Europe, we do experience that seasonality.

So the third quarter inevitably for us, at the procedure level is impacted by that seasonality. I would say that is the most macroscopic and probably only remarkable element of seasonality that we experience. There may be other elements that relate to Christmas and Thanksgiving, perhaps. But, those are relatively modest compared to the one that we’re describing. I think that underlying all of that though, the trajectory is encouraging to us. Our procedure volumes are driven by increased utilization in existing accounts, needless to say, but they’re also, at the same time, impacted by our new installations which are typically associated with early enthusiastic adoption and if we can continue the pattern that we were noting prevailed in Russia through our other new installations, those two will contribute in very positive ways to our procedure trajectory.

So, we are feeling quite encouraged by that. I think we’re feeling encouraged by both sides of that equation. Both the new installs as well as the existing sites so, without giving specific guidance, I would say that we are directionally encouraged by that and gratified by the contribution to our margin that makes a business represents for us.

Mr. Kalia: Thank you, gentlemen. Congrats on the progress.

Mr. Mills: Thank you, Suraj. We look forward to telling you about more of it next quarter.

Operator: And once again, press *1 if you’d like to ask a question. I see no further questions in the queue at this time, so I would like to return the call back to Bill Mills for any closing remarks.

Mr. Mills: Thank you, Operator, and thanks to each of you for your continued support. We wish you well in the final weeks of 2014 and very much look forward to speaking with you again in the new year. Have a good evening or a good afternoon, as the case may be.

Operator: Once again, that does conclude today’s call and we appreciate your participation.